EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May ___, 2008 (“Effective Date”) by and between INNOVATIVE CARD TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and Vincent M. Schiavo (“Executive”), with reference to the following facts:

A.   Innovative Card Technologies, Inc., a Delaware corporation (the “Company”), is a public company that develops and markets secure powered cards for payment, identification, physical and logical access applications.

B.   The Company desires to employ the Executive, and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.   Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth. Irrespective of the date on which this Agreement is executed, Executive’s date of employment with the Company is May ____, 2008.

2.   Duties. Subject to the terms and provisions of this Agreement, Executive is hereby employed by the Company as Senior Vice President Global Sales of the Company. Executive shall have full responsibility and authority for such duties as customarily are associated with service as Senior Vice President Global Sales of the Company at the direction of the Chief Executive Officer of the Company (the “CEO”). Executive shall faithfully and diligently perform such duties assigned to Executive and shall report directly to the CEO.

3.   Scope of Services. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company’s business.

4.   At Will Employment. Executive understands and acknowledges that his employment with Company is "AT WILL", meaning that either Executive or Company may terminate the employment relationship at any time with or without cause. Upon termination of the employment relationship by either Executive or Company, Company shall have no obligations to Executive other than those expressed in this Agreement or provided by law. Notwithstanding that certain time periods are expressed herein, such time periods are contingent upon Executive remaining employed by Company and are not intended by either party to create any express or implied term of employment, as Executive shall at all times be employed on an “AT WILL” basis with no term of employment.

Employment Agreement - Vincent M. Schiavo

5.   Compensation.

5.1  Salary. Executive's annual compensation ("Base Compensation") under this Agreement shall be Two Hundred Fifty Thousand Dollars ($250,000) per year, prorated for any partial year, commencing upon the Effective Date.  The Base Compensation shall be payable in equal bi-monthly installments on the fifteenth and end of each month.

5.2  Bonus. Executive shall be eligible for a bonus targeted at one hundred percent (100%) of Executive’s Base Compensation. The CEO, in his sole discretion, shall create a performance plan that will permit Executive’s performance to be measured and his bonus, if any, calculated pursuant to the numerical performance of the Company. The performance plan shall include criteria based on sales of DisplayCards and Clamshells; revenue; and gross profit margin performance targets. Any bonus due to Executive shall be paid quarterly within forty five (45) days after the end of each calendar quarter and seventy five days (75) after the calendar year end, provided Employee is employed at the time of the bonus payment. Executive shall be given the opportunity to meet with the Board and Chief Executive Officer to discuss the evaluation and provide input. Payment of the bonus, if any, shall be subject to all appropriate federal and state income and employment taxes.

5.3  Expenses. The Company shall reimburse Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy in effect from time to time

5.4  Options. The Executive shall be eligible to participate in the Company’s Stock Incentive Plan, and receive option grant(s) thereunder for the purchase of common stock of the Company (“Options” or “Option”) at the discretion of the Board of Directors. The Executive shall receive an initial issuance of three hundred fifty thousand (350,000) Options to be issued and priced at the closing price of the effective date subject to formal approval of the option grants by the Company’s Board of Directors. Vesting of the Options granted to the Executive shall vest as follows: a) no options shall vest if Executive’s employment with Company terminates prior to one year after the Effective Date (the “Anniversary Date”); b) Eighty Seven Thousand Five Hundred (87,500) shares on the Anniversary Date; c) Fourteen Thousand Five Hundred Eighty Four (14,584) shares every sixty (60) days thereafter, with the exception of the last vesting period being Fourteen Thousand Five Hundred Seventy Two (14,572) shares, provided Executive is employed by Company on each said sixtieth (60th) day for the next eighteen periods.

5.5  Vacation. Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Company’s CEO or its designee. The Executive shall be entitled to carry forward from year to year not more than one (1) week of unused vacation days (such limitation shall preclude Executive from having more than five (5) available weeks of vacation in any one year). All unused vacation days shall be determined annually and provided such days exceed one (1) week, Executive shall be paid for such excess unused days and may only carry forward one (1) week per year.

Employment Agreement - Vincent M. Schiavo

5.6  Other Rights and Benefits. Executive and his dependents (identified as ________________) shall receive all medical, dental, vision, short/long term disability and drug prescription insurance through the Company’s group plan of insurance or reimbursement for private insurance, including any COBRA coverage available to Executive, or private insurance if such COBRA coverage ceases to be available, at Executive’s option. However, notwithstanding the foregoing, Company’s maximum reimbursement obligation to Executive shall be limited to One Thousand Five Hundred Dollars ($1,500) per month.

6.   Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.   Termination. Executive’s employment may be terminated as follows:

7.1  Termination for Death. Executive’s employment shall terminate immediately upon Executive’s death.

7.2  Termination Upon Disability. Executive’s employment shall terminate if Executive should become totally and permanently disabled. For purposes of this Agreement, Executive shall be considered “totally and permanently disabled” if Executive is treated as permanently “disabled” under any permanent disability insurance policy maintained by the Company and is entitled to full benefits payable under such policy upon a total and permanent disability. In the event any such policy is either not in force or the benefits are not available under such policy, then “total and permanent disability” shall mean the inability of Executive, as a result of substance abuse, any mental, nervous or psychiatric disorder, or physical condition, injury or illness to perform substantially all of his current duties on a full-time basis for a period of six (6) consecutive months, as determined by a licensed physician selected by the Board.

7.3  Termination by Company for “Cause”. The Company may terminate this Agreement for “Cause” upon three (3) days written notice so long as the Company has given Executive written notice describing the Cause and Executive has not cured such Cause within a reasonable time, but not less than twenty (20) days nor more than forty (40) days, as determined in Company’s reasonable subjective discretion. However, if such “Cause” is not reasonably capable of cure, Company shall not be obligated to provide a cure period. For purposes of this Agreement, “Cause” shall mean the existence or occurrence of any of the following:

(a)  Executive’s conviction for or pleading of nolo contendre to any felony involving the Company or moral turpitude.

(b)  Executive’s misappropriation of Company assets.

(c)  Executive’s willful violation of a Company policy or a directive of the Board previously delivered to him in writing.

Employment Agreement - Vincent M. Schiavo

(d)  Executive’s material breach of his obligations, warranties or representations set forth in this Agreement.

(e)  Any willful neglect or material breach of duty by Executive under this Agreement, or any material failure by Executive to perform under this Agreement.

The “Cause” provisions for termination are solely for purposes of determining Executive’s severance pursuant to paragraph 9 herein, and shall not create any implied right to termination solely for “Cause” as Executive’s employment at all times shall be on an “AT WILL” basis not requiring cause or notice prior to termination.

8.   Change in Control. For purposes of this Agreement, a “Change in Control” means a change in ownership or control of the Company after the Effective Date effected through any of the following:

(a)  the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders;

(b)   a change in the composition of the Board over a period of thirty-six
(36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board, or

(c)   a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Corporation's assets or a complete liquidation or dissolution of the Corporation.

If Executive’s employment is terminated without Cause prior to the Anniversary Date, and after a Change in Control, Executive shall be deemed to have been employed for one year for purposes of calculating his severance pursuant to paragraph 9 herein.

9.   Effect of Termination. If the Executive’s employment is terminated by Executive without Cause or terminated by the Company for Cause, death or a disability of Executive, Executive shall not be entitled to any severance pay or other benefits, except as mandated by law. In the event the Company terminates Executive’s employment without “Cause,” Executive shall be entitled to receive a lump sum payment equal to Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Four Cents ($20,833.34) for every one month Executive has been employed by Company, with such severance payment not to exceed One Hundred Twenty Five Thousand Dollars ($125,000) regardless of how long Executive has been employed by Company. Such payment shall be made within five (5) business days following written notification of such termination, less all appropriate federal and state income and employment taxes. In addition, if Executive is terminated by the Company without “Cause,” (i) all Options issued to Executive prior to the termination without “Cause” shall vest immediately and become exercisable; and (ii) Executive shall be paid any bonus the CEO deems appropriate within forty five (45) days after termination.

Employment Agreement - Vincent M. Schiavo

10.   Representations and Warranties. Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

11.   Non-Solicitation and Non-Competition.

11.1  Non-Solicitation of Employees. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment:

(a)  directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or

(b)  directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit Executive or any entity with which Executive may later be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive. For purposes of this Section, any reference to the Company shall include all of the Company’s Affiliates. As used herein, “Affiliate” means any person or entity controlling, controlled by or under common control with another person or entity.

11.2  Non-Solicitation of Customers with respect to Competitive Business Activity. Executive agrees that he will not, while employed by the Company, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity. “Competitive Business Activity” shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 5% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Board) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company.

Employment Agreement - Vincent M. Schiavo

11.3  Non-Competition. Without the prior written consent of the CEO, during the period of employment with the Company, Executive will not, directly or indirectly, engage in any employment, occupation, consulting or other business activity in competition with the Company. Executive acknowledges and agrees that such conduct would violate the duty of loyalty owed by Executive to the Company. Employee agrees to promptly disclose to the CEO, in writing, any business opportunities that are presented to him or her in his or her capacity as an employee of the Company which are of a similar nature to the Company’s current business or business which, to Executive’s knowledge, the Company proposes to engage in.

Executive further acknowledges and agrees that, during the course of performing services for the Company, the Company will furnish, disclose or make available to Executive confidential and proprietary information related to the Company’s business and that such confidential information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by Executive to harm the Company or adversely impact its operations. Executive agrees to use all reasonable means to keep all such information confidential and secret and not to divulge any such information to any person or entity not having a need to know such information and then to only do so under circumstances designed to protect the Company’s information from further disclosure. Accordingly, the Executive hereby agrees, in consideration of the Company’s agreement to hire Executive and to pay the Employee’s compensation for services rendered to the Company and in view of the position of trust to be held by Executive and the confidential nature and proprietary value of the information which the Company may share with Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

For a period of one (1) year following the expiration or termination of the Agreement (the “Restricted Term”), whether such termination is voluntary, involuntary or with or without cause, Executive shall not, without the prior written consent of the Company, for the Executive for his own account or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of providing services, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has targeted or developed during the Term by the use of any of Company’s confidential, proprietary and/or trade secret information.

Executive further recognizes and acknowledges that the specified restrictions in this paragraph are reasonable, legitimate and fair to Executive in light of the Company’s need to market its services in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable.

Employment Agreement - Vincent M. Schiavo

If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

12.   Confidentiality and Invention Assignment. In connection with this Agreement, Executive agrees to execute and acknowledge his employment shall be bound by the Company’s Confidentiality and Invention Assignment Agreement, a copy of which has been previously provided to and reviewed by Executive and his advisor(s). The terms of such Confidentiality and Invention Assignment Agreement are incorporated herein by this reference and Executive acknowledges and agrees that its terms and conditions constitute materials terms of this Agreement.

13.   Miscellaneous.

13.1  Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

13.2  Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter, including without limitation the obligations of Executive with respect to any Confidentiality or Invention Assignment obligations under Section 12.

13.3  Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

13.4  Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

13.5  Parties in Interest. Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

Employment Agreement - Vincent M. Schiavo

13.6  Assignment. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 13, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon the sale, exchange or other transfer of substantially all of the assets of the Company, the Company shall assign this Agreement to the transferee of such assets. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the Base Compensation set forth in Section 5, above through the date of Assignment.

13.7  Modification. This Agreement may be modified only by a contract in writing executed by the parties to this Agreement against whom enforcement of such modification is sought.

13.8  Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

13.9  Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

13.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11  Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

13.12  Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

Employment Agreement - Vincent M. Schiavo

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

THE COMPANY:

INNOVATIVE CARD TECHNOLOGIES, INC. a Delaware corporation

Date: May _____, 2008	By:
Steven R Delcarson, CEO

EXECUTIVE:

Dated: May ______, 2008	By:	/s/
Vincent M. Schiavo

Employment Agreement - Vincent M. Schiavo